EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Peter Kelly Named President of KAR Auction Services, Inc.
Digital Innovator to Lead Aligned Operations, Service Excellence and Business Evolution

CARMEL, Ind. - January 8, 2019 - KAR Auction Services, Inc. (NYSE: KAR) a global automotive remarketing and technology services provider, announced the promotion of Peter Kelly to the newly created role of president. The appointment comes after several years of strategic investments and acquisitions that have broadly diversified the company’s capabilities and expanded its global footprint. The move is aimed at aligning KAR’s strategy and execution to streamline operational integrations, enhance product development, and accelerate growth. Kelly will report to Jim Hallett, chairman and CEO for KAR.
“Our strategy is advancing rapidly as we position our company for a more global, digital and data-driven future,” said Hallett. “I want to fully leverage our recent investments and scale our digital, international and data analytical acquisitions as quickly as possible. Peter’s unique vision, entrepreneurial spirit and deep technology expertise will ensure our businesses continue to innovate and evolve to meet the changing needs of our customers.”
Kelly will oversee ADESA, AFC and OPENLANE including the KAR remarketing services and digital services group businesses. He will also be responsible for the strategic and operational oversight of company’s data as a service, information technology and sales and marketing functions. Kelly will focus on operational excellence, aligning KAR’s diverse physical, digital and technology assets and syndicating the companies’ data analytics capabilities to serve its diverse customer base.
“KAR’s core business units are some of the most recognized, trusted and respected brands in the world, and we have a lot of opportunity to expand and enhance our portfolio,” said Kelly. “With a strong foundation of leading technology and a rich pipeline of innovation, we are well positioned to deliver the next-generation of products, services and capabilities. I look forward to leading this evolution for our company and our industry and to helping our customers succeed.”
Kelly joined KAR in 2011 through the acquisition of OPENLANE where he served as co-founder, president and chief executive officer. OPENLANE is now the world’s leading online auction platform supporting private-label upstream programs for more than 40 OEM and financial institution brands. Over the past several years, he led the re-architecture of OPENLANE’s core technology and has grown transaction volumes to more than one million per year. As president of KAR’s digital services group, Kelly also advanced the company’s logistics, recovery and mobility solutions capabilities.

“Peter is a passionate entrepreneur, a seasoned operator and a highly respected thought leader in our industry,” said Hallett. “I am confident he is the right leader to help sustain our people-first, entrepreneurial culture and delight our customers with dedication, service and integrity.”
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KAR Contacts
Media Inquiries:	Analyst Inquiries:
Gene Rodriguez Miller	Mike Eliason
(317) 343-5243	(317) 249-4559
gene.rodriguez@karauctionservices.com	mike.eliason@karauctionservices.com

About KAR Auction Services
KAR Auction Services (NYSE: KAR) provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR’s unique end-to-end platform supports whole car, salvage, financing, logistics and other ancillary and related services, including the sale of more than 5.5 million units valued at over $40 billion through our auctions. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in 120 countries. Headquartered in Carmel, Ind., KAR has approximately 17,500 employees across the United States, Canada, Mexico and the United Kingdom. For more information go to www.karauctionservices.com. For the latest KAR news follow us on Twitter @KARSpeaks.